9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3) 312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3) 312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Appoints Director with
Vast Experience in Bolivia

CEO Reports on Meeting with Bolivia’s President Morales

SALT LAKE CITY, UTAH—(BUSINESSWIRE)---September 28, 2006---Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Board of Directors has appointed Harlan McSpadden (Mac) DeLozier as a member of its Board of Directors.

Since March 1, 1997 (a period of over 9 years), Mr. DeLozier has been Golden Eagle’s Administrative Vice President for Bolivian Operations. Mr. DeLozier has over 40 years of experience living, operating and conducting business in Bolivia. He is a 1966 graduate of Oklahoma State University, where he received B.A. degrees in Political Science, Foreign Language and History. He served in the Peace Corps in Bolivia from 1966-1971 and administered a large cattle ranch in Beni, Bolivia from 1972-1990. In addition to his ranching activities, from 1976 to 1980, he was the representative of Homeline/Textron in Bolivia, and from 1980-1981 he was the operations manager of the Kerani gold mine in the Murillo Province in western Bolivia. From 1981 to 1985, Mr. DeLozier was the purchasing agent for the U.S. Embassy Commissary in La Paz, Bolivia, and from 1986-1988 he managed a large leather products exporting operation from Bolivia to Chile and Peru. From 1989 until 1997, Mr. DeLozier was the international sales representative for Toyota, Chevrolet, and Hyundai in Bolivia.

“Mac DeLozier, with his 40-year experience and important contacts in Bolivia, is one of the principal reasons that Golden Eagle has been able to remain resilient through difficult times. This vast experience now allows us to benefit from opportunities for growth and progress that we have today,” stated Terry Turner, Golden Eagle’s CEO. “Mac is an able administrator, as he proved with the construction and administration of our Cangalli gold mine under demanding circumstances, who can now help our Board navigate the challenges of getting into pilot operations at the B and C Zones at our eastern Bolivia Buen Futuro project, as well as getting into operation at our larger development at the Buen Futuro A Zone if we are successful in obtaining financing.”

The Company also reported that H.E. Dunham has resigned as its Chief Operating Officer and Chief Financial Officer, as well as a member of its Board of Directors.

Golden Eagle indicated further that its CEO met on September 19, 2006 with Bolivia’s President Evo Morales, and other executives from American companies operating in Bolivia, in a meeting sponsored by the Council of the Americas and the Bolivian-American Chamber of Commerce in New York City prior to President Morales’ speech to the United Nations General Assembly.

While President Morales’ specific comments at the meeting were “off the record,” Golden Eagle’s CEO reported that “President Morales was very open and he gave me the impression that after having gone through a learning curve over the past 8 months, he has concluded that Bolivia needs to protect and foster foreign investment, and create a stable and positive atmosphere in which foreign companies can operate.”

Alvaro Riveros, a member of Golden Eagle’s Board of Directors and former Bolivian Vice Minister of Natural Resources, stated, “President Morales has communicated to his cabinet and to the Bolivian people that he understands the pressing need to have foreign investment stimulating the Bolivian economy and creating jobs. Recently, I have personally discussed Golden Eagle’s Buen Futuro project with representatives of the Ministry of Mining and Metallurgy and have received assurances that the project is viewed with great hope and anticipation by the current administration regarding its potential to invigorate an economically depressed region of Bolivia.”

Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices in La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its Buen Futuro project within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS
Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) Golden Eagle’s ability to obtain the necessary financing on reasonable terms in light of current social and political conditions in Bolivia; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; and (d) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. Golden Eagle’s appointment of Mr. DeLozier as a member of its Board of Directors, the mining projects in Bolivia described in this release, and related evaluations, or in our other disclosures, should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, our plans with respect to the Buen Futuro A Zone gold and copper project, or the B & C Zone gold project, should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Moreover, our CEO’s meeting with Bolivia’s President should not be construed as an endorsement of Golden Eagle by President Morales, or a representation that President Morales or his administration will show any favor to Golden Eagle over and above that shown to any and all foreign companies in Bolivia, or that his position regarding private mining activities in Bolivia will have any positive impact whatsoever upon our mining operations in Bolivia. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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